UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 15, 2014

8540 Gander Creek Drive

Miamisburg, Ohio 45342

877.855.7243

Commission File Number	Registrant	IRS Employer Identification Number	State of Incorporation
0-54963	NEWPAGE HOLDINGS INC.	46-1505118	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As previously disclosed, on January 3, 2014, NewPage Holdings Inc., a Delaware corporation (“NewPage”), Verso Paper Corp., a Delaware corporation (“Verso”), and Verso Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Verso (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NewPage on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with NewPage surviving the Merger as an indirect, wholly owned subsidiary of Verso.

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage will receive (i) $250 million in cash, approximately $246 million of which will be paid to NewPage’s stockholders as a dividend during the period between the date of the Merger Agreement and the closing, from the proceeds of a new $750 million bank borrowing that will also refinance NewPage’s existing $500 million term loan facility; (ii) $650 million aggregate principal amount of new Verso first lien notes (valued at face value) to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances) of the sum of the outstanding shares as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement. The consummation of the Merger is subject to the replacement of NewPage’s existing asset based loan facility with a new $350 million bank borrowing, among other conditions.

In connection with the proposed financing of NewPage’s new term loan facility and asset based loan facility, NewPage expects to make a presentation to lenders and prospective lenders (the “Lenders Presentation”). A copy of the Lenders Presentation is furnished as Exhibit 99.1 to this Current Report.

The information contained in the Lenders Presentation is summary information that should be considered in the context of NewPage’s filings with the Securities and Exchange Commission (the “SEC”) and other public announcements that NewPage may make by press release or otherwise from time to time. The Lenders Presentation speaks as of the date of this Current Report. While NewPage may elect to update the Lenders Presentations in the future to reflect events and circumstances occurring or existing after the date of this Current Report, NewPage specifically disclaims any obligation to do so, except as may be required by law.

The Lenders Presentation contains certain “non-GAAP financial measures,” as that term is defined by the rules and regulations of the SEC, in addition to containing results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The non-GAAP financial measures used in the presentation should not be considered in isolation of, as a substitute for, or superior to, financial information prepared in accordance with GAAP. The non-GAAP financial measures contained in the lenders’ presentation may differ from financial measures with similar titles presented by other companies. The information in the Lenders Presentation, including the non-GAAP financial measures, should be read in conjunction with NewPage’s financial statements and other information filed with or furnished to the SEC.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 and Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended (the “Securities Act”). By filing this Current Report on Form 8-K and furnishing the information contained herein, including Exhibit 99.1, NewPage makes no admission as to the materiality of any such information. NewPage provided information contained in Exhibit 99.1 to this Current Report with respect to NewPage only. The information in Exhibit 99.1 to this Current Report relating to Verso or to the combined company, including combined company synergies or synergy assumptions or restructuring costs, was prepared by management of Verso and not by NewPage, and represents assumptions and views of Verso management as indicated in the Lenders Presentation.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

99.1	Lenders Presentation, dated January 15, 2014

Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected timing of the completion of the merger, the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of Verso and NewPage, respectively, and are subject to significant risks and uncertainties. Actual future events or results may differ materially from these statements. Such differences may result from the following factors: the ability to close the transaction on the proposed terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including the receipt of governmental approvals; the risk that the benefits of the transaction, including cost savings and other synergies, may not be fully realized or may take longer to realize than expected; the impact of the transaction on third-party relationships; the outcome of government investigations and third-party litigation involving both Verso and NewPage; actions taken by either of the companies; changes in regulatory, social and political conditions; and general economic conditions. Additional risks and factors that may affect results are set forth in Verso’s and NewPage’s respective filings with the Securities and Exchange Commission, including Verso’s annual report on Form 10-K for the year ending December 31, 2012, and NewPage’s registration statement on Form 10 filed with the SEC on May 31, 2013 and Amendment No. 1 to Form 10 filed with the SEC on July 11, 2013. The forward-looking statements speak only as of the date of this communication. Neither Verso nor NewPage undertakes any obligation to update these statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEWPAGE HOLDINGS INC.

By:	/s/ Jay A. Epstein
Name:	Jay A. Epstein
Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

Dated: January 15, 2014